Exhibit 99.1

Ibis Technology Announces Fourth Quarter and Fiscal Year 2003 Results; Annual revenues up 31 percent to record $18.4 million

    DANVERS, Mass.--(BUSINESS WIRE)--Feb. 25, 2004--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2003.
    Total revenues for the quarter were $1.3 million, compared to $4.0 million in the preceding quarter, and compared to total revenues of $2.8 million in the fourth quarter of 2002. Net loss for the 2003 fourth quarter was $15.2 million, or $1.46 per share, which includes an impairment charge of $11.1 million related to the company's 200 mm and smaller SIMOX wafer production line. Net loss excluding the impairment charge was $4.1 million, or $0.39 per share. This loss compares to a net loss of $3.2 million, or $0.33 per share, in the preceding quarter, and a net loss of $4.0 million, or $0.42 per share, in the similar period a year ago. The net loss figures excluding the effect of the impairment charge are provided to show what net loss from operations would have been absent this charge, which the company considers to be a non-recurring item.
    Fiscal 2003 total revenues were a record $18.4 million, compared to total revenues of $14.0 million for fiscal year 2002. The net loss for fiscal year 2003 was $21.4 million, or $2.21 per share, including the asset impairment charge of $11.1 million mentioned above. Net loss excluding the impairment charge was $10.3 million, or $1.06 per share. This loss compares to a net loss of $14.1 million, or $1.53 per share, for fiscal 2002. Annual wafer sales for fiscal 2003 were a record $9.0 million, compared to $7.6 million in fiscal year 2002. Annual equipment sales for fiscal year 2003 were $8.0 million, compared to $5.0 million in fiscal year 2002.
    During the fourth quarter ended December 31, 2003, a number of unexpected events occurred which impacted the company's 200 mm and smaller wafer size production line including the line's projected cash flow generation and the company's projected utilization of the assets within its revised plans. Based on these events and their impact on current and future projected cash flows, the company's subsequent impairment analysis resulted in an impairment charge of $11,051,324 for its 200 mm and smaller SIMOX wafer production line, which is principally comprised of Ibis 1000 implanters and associated machinery and equipment not expected to be utilized or sold. The remaining carrying amount for this line is now approximately $865,000. The company's customers are rapidly transitioning to the 300 mm wafer size which cannot be processed on the older Ibis 1000 systems. Ibis' newer i2000 implanters are optimized for processing 300 mm wafers, and the company expects these implanters to become the primary SIMOX-SOI wafer production tools as large-scale production applications for 300 mm SOI wafers continue to develop.
    "2003 was a year of continuing progress for Ibis," said Martin J. Reid, president and chief executive officer of Ibis Technology Corporation. "We believe that the market for SOI wafers is developing at an increasing pace as semiconductor manufacturers continue their drive for smaller, faster, more power efficient integrated circuits. Ibis believes that those chipmakers who are leading the move to SOI technology are well poised to gain a competitive advantage as their customers, the world's leading electronics manufacturers, seek the performance advantages offered by the most advanced chips available."
    During fiscal 2003 an important Joint Development Agreement was signed between Ibis and IBM for the development of the next-generation modified low dose ("MLD") process for the manufacture of SIMOX-SOI wafers. This agreement facilitated advances in SIMOX-SOI processing and product performance that the company believes are significant, most notably the ability to produce SIMOX-SOI wafers with thinner top silicon and buried oxide layers at lower costs.
    Ibis is also processing wafers that combine strained silicon with SIMOX-SOI for wafer manufacturers. The company believes that the benefits of strained silicon (an emerging wafer-materials technology that provides improved electron mobility) can be complemented by the benefits provided by SOI, and Ibis is assisting its customers in their development of Strained-Silicon-on-SIMOX-SOI wafers.
    Also during 2003, the company successfully completed an equity offering of one million shares of common stock, with net proceeds to the company of approximately $12.6 million.
    Remarking about the company's fourth quarter performance and its long-term strategy, Reid said, "As we mentioned in our fourth-quarter update issued on December 15, 2003, our fourth quarter revenues were adversely affected as our largest customer made year-end inventory adjustments and prepared for the changing product mix demands of 2004. We expect quarterly wafer sales to remain volatile as we pursue our strategy of focusing on providing implanters to the world's silicon wafer suppliers who will, in turn, be required to meet the demands of the world-wide semiconductor industry for SIMOX-SOI wafers. We will continue to supply SIMOX-SOI wafers, including for test and evaluation purposes and low volume production needs, but we expect that our primary emphasis will be on implanter sales and support."
    Reid noted that the order the company received earlier this month for an i2000 implanter from a leading wafer supplier, with an option to purchase a second implanter, supports the company's strategy. This order is especially noteworthy because earlier implanter sales primarily supported chipmaker evaluation and pre-production activities, while this order is from a wafer supplier, the marketplace on which the company is now focusing.

    Corporate Outlook

    Commenting on the company's future outlook, Reid said, "We expect wafer sales in the first quarter of 2004 to be in the range of $1 million to $2 million as we continue to provide SIMOX-SOI wafers to chipmakers and wafer suppliers, including for evaluation and low volume production needs. Based on what we know today, we have reason to be encouraged about our wafer business in the second quarter, but our emphasis remains focused on further development of our implanter business."

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its fourth quarter and year-end results and outlook for the future on February 25, 2004 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 913-981-5559. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately one week.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. The company is also a leading producer of SIMOX-SOI wafers. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, the company's expectation that the i2000 implanters will become the primary SIMOX-SOI wafer production tool, the pace of development of the SOI market, the competitive advantages of chipmakers utilizing SOI technology, relative customer demand for 300 mm and smaller wafers, the significance of advances resulting from the joint IBM/Ibis development agreement, the benefits of strained silicon, expected quarterly wafer sales and their volatility, and the company's plan to focus on supplying implanters to wafer manufacturers. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to continued migration to SOI technology, continued market acceptance of SIMOX, product demand, the company's intent to pursue, and its ability to maintain, further strategic relationships, partnerships and alliances with third parties, the company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which the i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the company's limited history with regard to sales of implanters, general economic conditions, and other risks and risk factors described in the company's Securities and Exchange Commission filings from time to time, including but not limited to, the company's Annual Report on Form 10-K for the year ended December 31, 2003. All information set forth in this press release is as of February 25, 2004, and Ibis undertakes no duty to update this information unless required by law.


                      Ibis Technology Corporation
                       Statements of Operations

                           Unaudited                  Audited
                       4th Quarter Ended            Year Ended
                          December 31,              December 31
                       2003         2002         2003         2002

Wafer product
 sales            $  1,044,000  $ 2,653,000 $  8,996,000 $  7,646,000
Contract and
 other revenue          67,000       50,000      660,000      283,000
Equipment revenue      160,000      116,000    8,782,000    6,103,000
  Total revenue      1,271,000    2,819,000   18,438,000   14,032,000
Cost of wafer
 product sales       3,026,000    4,179,000   15,542,000   14,457,000
Cost of contract
 and other revenue      11,000       18,000       45,000      115,000
Cost of equipment
 revenue               316,000      136,000    4,331,000    3,868,000
  Gross profit
   (loss)           (2,082,000)  (1,514,000)  (1,480,000)  (4,408,000)
General &
 administrative        673,000      530,000    2,337,000    2,174,000
Marketing & sales      278,000      354,000    1,236,000    1,510,000
Research &
 development         1,173,000    1,644,000    5,381,000    6,258,000
Impairment of
 long-lived assets   11,051,000           --   11,051,000           --
  Loss from
   operations      (15,257,000)  (4,042,000) (21,485,000) (14,350,000)
Other income            30,000       33,000       35,000      254,000
Net loss          $(15,227,000) $(4,009,000)$(21,450,000)$(14,096,000)
Net loss per share
  Basic           $      (1.46) $     (0.42)$      (2.21)$      (1.53)
  Diluted         $      (1.46) $     (0.42)$      (2.21)$      (1.53)
Weighted average
 number of shares
 used in per share
 calculation
  Basic             10,418,729    9,450,077    9,727,513    9,207,922
  Diluted           10,418,729    9,450,077    9,727,513    9,207,922


                       Condensed Balance Sheets

                                                Audited
                                 December 31, 2003   December 31, 2002
Assets
Current assets:
  Cash and cash equivalents            $14,175,000        $11,746,000
  Accounts receivable                      124,000          1,599,000
  Unbilled revenue                         529,000                 --
  Inventories                            1,758,000          1,231,000
  Deferred costs                                --          2,621,000
  Other current assets                     247,000            113,000
     Current assets                     16,833,000         17,310,000
Property and equipment                  16,841,000         32,495,000
Other assets                             1,669,000          1,894,000
     Total assets                      $35,343,000        $51,699,000
Liabilities and Stockholders' Equity
Current liabilities:
  Capital lease obligation, current    $ 1,184,000        $ 1,501,000
  Accounts payable and other current
   liabilities                           3,042,000         10,259,000
     Current liabilities                 4,226,000         11,760,000
Capital lease obligation, long-term             --          1,184,000
Stockholders' equity                    31,117,000         38,755,000
  Total liabilities and
   stockholders' equity                $35,343,000        $51,699,000

    CONTACT: Ibis Technology Corporation
             Company Contact:
             Debra L. Nelson, 978-777-4247
             or
             For Ibis Technology
             Agency Contact:
             Bill Monigle, 603-424-1184